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                                                                   Exhibit 10.23

                             TAX SHARING AGREEMENT


     This Agreement is entered into as of the 20th day of October, 2000 between Novo Nordisk of North America, Inc. ("Parent"), a Delaware corporation, on behalf of the Parent Group (as defined below), and ZymoGenetics, Inc. ("Subsidiary"), a Washington corporation.

                              W I T N E S S E T H:

     WHEREAS, pursuant to the tax laws of various jurisdictions, Subsidiary presently files a consolidated federal income tax return, as permitted by
Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")), with members of Parent Group;

     WHEREAS, on the Effective Date (as defined below), Subsidiary will cease to be a member of the Parent Consolidated Group (as defined below); and

     WHEREAS, Parent and Subsidiary desire to set forth their agreement on the rights and obligations of Parent and Subsidiary with respect to the handling and allocation of federal income taxes incurred in taxable periods beginning prior to the Effective Date and certain other tax matters:

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1.   Definitions

     (a)  As used in this Agreement:

          "Effective Date" shall mean the closing date of the Private Placement.

          "Federal Tax" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

          "Final Determination" shall mean (i) a "determination" as defined in
     Section 1313 (a) of the Code or execution of an Internal Revenue Service Form 870AD, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by Parent with respect to any item disallowed or adjusted by any taxing authority where Parent determines in good faith that no action should be taken to recoup such payment.
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          "Five-Year Treasury Rate" shall mean, for any date, the rate of interest specified in the applicable weekly Federal Reserve Statistical Release, H. 15 (519) Selected Interest Rates for such date under the category "U.S. government securities; Treasury constant maturities; 5-year."

          "Losses" shall mean any damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses), deficiency, interest, penalty, imposition, assessment or fine.

          "Parent Consolidated Group" shall mean Parent and each direct and indirect corporate subsidiary, including Subsidiary, that is eligible to join with Parent in the filing of a consolidated federal income tax return.

          "Parent Group" shall mean, at any time, Parent and each of its direct and indirect corporate subsidiaries other than Subsidiary.

          "Post-Effective Date Tax Period" means (i) any tax period beginning and ending after the Effective Date and (ii) with respect to a tax period that begins before and ends after the Effective Date, such portion of the tax period that commences on the day immediately after the Effective Date. For purposes of this Agreement, the term "Post-Effective Date Tax Period" shall include Subsidiary's taxable year (whether or not such year is a short taxable year) which begins at the end of the Effective Date pursuant to Treasury Regulations Section 1.1502-76(b)(ii).

          "Pre-Closing Taxes" means (i) all Federal Taxes attributable to taxable periods beginning before the Effective Date, to the extent such Federal Taxes are attributable to periods (or portions thereof) ending on or before the Effective Date, (ii) all state or local income or franchise taxes (other than income or franchise taxes imposed by the State of Washington or any taxing authority thereof or therein) attributable to taxable periods beginning before the Effective Date, to the extent such taxes are attributable to transactions occurring on or before the Effective Date, and (iii) any liability of Subsidiary under Treasury Regulations
     Section 1.1502-6 or corresponding provision of state, local or foreign law.

          "Pre-Effective Date Tax Period" means (i) any tax period beginning before the Effective Date and ending before or on the Effective Date and
     (ii) with respect to a period that begins before and ends after the Effective Date, such portion of the tax period ending on and including the Effective Date.

          "Prime" shall mean, the rate announced from time to time as "prime" by Citibank, N.A., as its prime rate in U.S. dollars.

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          "Private Placement" shall mean the sale by Subsidiary of shares of its
     Series B preferred stock pursuant to the Series B Preferred Stock Purchase Agreement made as of October 20, 2000 among Subsidiary, Warburg, Pincus Equity Partners, L.P. and the other investors specified therein.

          "Referee" is defined in Section 16.

          "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

          "Subsidiary Federal Tax Liability" shall mean, with respect to the 2000 Short Year (as defined below), the Subsidiary's Federal Tax liability for such taxable year, computed as if the Subsidiary were not and never were part of Parent Consolidated Group, but rather were filing a separate federal income tax return. Such computation shall be made (A) with regard to Subsidiary's (and only Subsidiary's) income, deductions (including net operating loss and capital loss deductions), credits (excluding any carryforwards of credits) or similar tax attributes; provided, however, that in determining Subsidiary Federal Tax Liability for the 2000 Short Year, the amount of Subsidiary's credits that shall be taken into account in such determination shall not exceed the amount of Subsidiary's credits actually utilized by the Parent Group with respect to FY 2000, (B) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, and (C) reflecting the positions, elections and accounting methods used by Parent in preparing the consolidated federal income tax return for Parent Consolidated Group.

          "Tax Packages" shall mean one or more packages of information, that are (i) reasonably necessary for the purpose of preparing Returns of Parent Consolidated Group with respect to any Pre-Effective Date Tax Period, or of the Subsidiary with respect to any Post-Effective Date Tax Period and (ii) completed in all material respects in accordance with the standards that Parent has established for its subsidiaries.

          "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

     (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to

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it in the Code or the applicable Treasury regulations thereunder or in comparable provisions of applicable law.

     2.   Administrative and Compliance Matters.

     (a) Sole Tax Sharing Agreement. Any and all existing tax sharing agreements or arrangements, written or unwritten, between any member of Parent Group and Subsidiary shall be terminated as of the Effective Date of this Agreement. As of the Effective Date of this Agreement, neither Subsidiary nor the members of Parent Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole tax sharing agreement between Subsidiary and the members of Parent Group. Notwithstanding the foregoing, if any such termination is not binding on any taxing authority, Parent shall hold Subsidiary harmless against any Losses attributable thereto.

     (b) Designation of Agent. Subsidiary hereby authorizes and designates Parent, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund, credit or offset of tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any taxing authority, in each case relating only to Pre-Closing Taxes; provided, however, that Parent shall not exercise its rights as agent in any manner that is inconsistent with the rights granted to Subsidiary under this Agreement, and provided further that nothing in this Section 2(b) shall limit the rights granted to Subsidiary under this Agreement. Parent covenants to Subsidiary that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

     (c) Pre-Effective Date Tax Period Returns. Parent will prepare, consistently with past practice and applicable law and with the assistance of Subsidiary, the consolidated Federal Tax Returns of the Parent Consolidated Group for all Pre-Effective Date Tax Periods and FY 2000 (as defined in Section 3 hereof). Parent shall have the right with respect to such Returns to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of Parent Group or Subsidiary. In addition, subject to Section 8, with respect to all Pre-Effective Date Tax Periods and FY 2000, Parent shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Return filed by Parent Consolidated Group, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds to which Parent Consolidated Group may be entitled shall be received by way of refund or credit against the tax liability of Parent Consolidated Group. No later than 60 days after the Effective Date, Subsidiary shall prepare and

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deliver to Parent Tax Packages that include information of Subsidiary for the
Pre-Effective Date Tax Period that includes the Effective Date.

     (d) Allocation. Parent and Subsidiary agree (i) to use the "closing of the books" method (and for avoidance of doubt shall not make a ratable allocation election) for purposes of allocating Subsidiary's tax items for FY 2000, and further (ii) that the option amounts payable by Novo Nordisk A/S ("NNAS") to Subsidiary pursuant to the Option and License Agreement between Subsidiary and NNAS, dated and effective as of the Effective Date, as amended, shall be allocated to Subsidiary's Federal Tax periods beginning after the Effective Date, in each case in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

     (e) Post-Effective Date Tax Period Returns of Subsidiary. Subsidiary shall be solely responsible for the preparation and filing of its Federal Tax Returns for all Post-Effective Date Tax Periods and the payment of all Federal Taxes with respect thereto.

     (f) Other Taxes. For purposes of the avoidance of doubt, Subsidiary shall be solely responsible for the preparation and filing of its Returns with respect to all taxes other than Pre-Closing Taxes, and, except as provided in Section 6, the payment of all taxes with respect thereto. For purposes of avoidance of doubt, Subsidiary shall have no responsibility for (i) the preparation or filing of any Returns with respect to any taxes of the Parent Group attributable to Post-Effective Date Tax Periods and (ii) the payment of any such taxes.

Tax Sharing.

     (a) General. In accordance with the provisions of this Section 3, Subsidiary shall pay Parent the sum of (i) for the taxable year of Subsidiary that ends on the Effective Date (the "2000 Short Year") and is included in the taxable year of the Parent Consolidated Group that includes the Effective Date ("FY 2000"), an amount equal to the Subsidiary Federal Tax Liability, if any, as shown on the Pro Forma Return (as defined in paragraph (c) below), and (ii) for all prior taxable years of Subsidiary in which Subsidiary was included in the Parent Consolidated Group, $7,400,000 (the "Pre-2000 Federal Tax Amount"); provided, however, that the aggregate amount payable by Subsidiary pursuant to this Section 3 shall not exceed $27,100,000 (the "Section 3 Maximum Amount"). Subject to this Section 3, Parent and Subsidiary agree that Subsidiary shall have no further obligations or liabilities to or against Parent in respect of
(i) Pre-Closing Taxes, (ii) any payment contemplated by this Agreement if and when paid in accordance with the terms hereof, and (iii) any taxes related to a Post-Effective Date Tax Period. Parent and Subsidiary further agree that Parent shall indemnify Subsidiary against all Losses attributable to Pre-Closing Taxes. Parent shall be entitled to all refunds, if any, received with respect to Pre-Closing Taxes.

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     (b)  Initial Payment for the 2000 Short Year.  Within 30 days after the
Effective Date, Subsidiary shall pay Parent an amount equal to the sum of (i) $17,600,000 in respect of the Subsidiary Federal Tax Liability for the 2000 Short Year, and (ii) Pre-2000 Federal Tax Amount.

     (c)  True-up for  the 2000 Short Year.

          (i) Not later than 30 days prior to the due date (including all applicable and valid extensions) for Parent Consolidated Group's Federal Tax Return for FY 2000, Parent shall deliver to Subsidiary a pro forma Federal Tax return (the "Pro Forma Return") of Subsidiary reflecting the Subsidiary Federal Tax Liability, if any, for the 2000 Short Year. The Pro Forma Return shall be prepared in good faith in a manner consistent with past practice and using the same methodology as was used in the calculation of the estimated Subsidiary Federal Tax Liability for the 2000 Short Year set forth in Exhibit A hereto. The Pro Forma Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to section (3)(c)(ii) below. Subsidiary shall have the right to review and approve (which approval shall not be unreasonably withheld) such calculation and Pro Forma Return prior to the filing of the Parent Consolidated Group's Federal Tax Return for FY 2000. If Subsidiary does not affirmatively approve or disapprove of such calculation and Pro Forma Return within 15 days after the receipt thereof, Subsidiary shall be conclusively deemed to have approved of such calculation and Pro Forma Return for all purposes of this Agreement.

          (ii) Subject to approval by Subsidiary of the Pro Forma Return under clause (i) hereof, not later than 20 days after the receipt of the Pro Forma Return, Subsidiary shall pay to Parent, or Parent shall pay to Subsidiary, as appropriate, an amount equal to the difference, if any, between (A) the Subsidiary Federal Tax Liability reflected on such Pro Forma Return and (B) $17,600,000.

     4. 2000 Short Year Accrued Compensation Deductions. Subsidiary agrees to use its best efforts to permit, in accordance with applicable law, the deduction in the 2000 Short Year of all compensation-related items treated as being deductible in the 2000 Short Year in the computation of the estimated Subsidiary Federal Tax Liability set forth in Exhibit A hereto.

     5. Subsidiary R&D Credits. Subsidiary shall pay to Parent an amount equal to the tax benefit from the use in any Post-Effective Date Tax Period (including but not limited to the use of such credits by means of a carryforward to a Post-Effective Date Tax Period) of all research credits (within the meaning of Section 41 of the Code) accrued in Pre-Effective Date Tax Periods (an "R&D Tax Benefit"). The amount of any such R&D Tax Benefit shall be equal to the actual reduction in Subsidiary's Federal Tax in any year attributable

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to the use of such credits (or the amount of any refund of tax attributable to the use of such credits); provided, however, that the aggregate R&D Tax Benefit (calculated without regard to any interest due with respect to such R&D Tax Benefit, as described below) shall not exceed $12,000,000. For purposes of this
Section 5, Subsidiary shall be deemed to have realized such R&D Tax Benefit on the date on which Subsidiary files its Federal Tax Return for the year in which any such credits are utilized or, in the case of a refund described above, 5 days after the date on which such refund is received. For purposes of determining the order in which Subsidiary uses credits, the principles of Sections 38 and 39 of the Code shall apply. Subsidiary shall pay Parent the amount due under this Section 5 within 30 business days after the date on which Subsidiary realizes the R&D Tax Benefit of such credits; provided, however, that no payment shall be due prior to the eighth anniversary of the Effective Date. The amount of any payment that is deferred during the period prior to the eighth anniversary of the Effective Date as provided herein shall accrue interest at the Five-Year Treasury Rate from the date that Subsidiary realizes the R&D Tax Benefit which created such payment obligation until the date such amount is paid to Parent. Subsidiary agrees to promptly provide Parent with such information as Parent may reasonably request with respect to the performance by Subsidiary of its obligations under this Section 5.

     6.   State of Washington Real Estate Excise Tax.

     Subsidiary agrees to be responsible for, and to pay as and when due, the full amount of any liability incurred by Subsidiary, Parent or any of the parties to the Series B Preferred Stock Purchase Agreement in respect of State of Washington real estate excise tax attributable to the Private Placement, and will hold harmless and indemnify Parent and each such party against such tax.

     7.   Communication and Cooperation.

     (a) Consult and Cooperate. Subsidiary and Parent shall consult and cooperate fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

          (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to tax matters relating to Parent Group and Subsidiary, any necessary explanations of information, and access to personnel, until two years after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

          (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

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          (iii)  the use of the parties' best efforts to obtain any
     documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

     (b) Provide Information. Parent and Subsidiary shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

     (c) Tax Attribute Matters. Parent and Subsidiary shall advise each other with respect to any proposed tax adjustments relating to a Pre-Effective Date Tax Period, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any tax liability or any tax attribute of Parent, Subsidiary, Parent Group, or any member of the Parent Group (including, but not limited to, basis in an asset or the amount of earnings and profits). Except as otherwise provided herein, Parent shall determine the apportionment of tax attributes between Parent Group and Subsidiary in accordance with applicable laws. Subsidiary shall have the right to review and approve of such apportionment (which approval shall not be unreasonably withheld). If Subsidiary does not affirmatively approve or disapprove of such apportionment within 30 days after receipt thereof in writing from Parent, Subsidiary shall be conclusively deemed to have approved of such apportionment for all purposes of this Agreement.

     8.   Audits and Contest.

     Notwithstanding anything in this Agreement to the contrary, Parent shall have full control over any Tax Proceeding relating to Pre-Closing Taxes, and shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in this sentence, provided, however, that Parent shall neither consent nor agree to the settlement of any such Tax Proceeding if such settlement may affect the tax liability of Subsidiary, unless Parent has secured the written consent of Subsidiary to such settlement (which consent shall not be unreasonably withheld).

     9.   Payments.

     All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 90 days after the receipt of notice of such payment or, where no notice is required, 90 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to Prime for each day until paid.

     10.  Notices.

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     Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

          If to Parent, to:

          Novo Nordisk of North America, Inc.
          405 Lexington Avenue, Suite 6400
          New York, NY 10017-6401
          Attn: Anthony Viceroy, Treasurer
          Fax: 212 867-0298

          If to Subsidiary, to:

          ZymoGenetics, Inc.
          1201 Eastlake Avenue East
          Seattle, WA 98102
          Attn: Shinko Campos,
               Chief Operating Officer
          Fax: 206 442-6608

     11.  Costs and Expenses.

     Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement.

     12.  Effectiveness; Termination and Survival.

     This Agreement shall become effective upon the consummation of the Private Placement. All rights and obligations arising hereunder with respect to Pre-Closing Taxes and under Section 6 shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     13.  Section Headings.

     The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

     14.  Entire Agreement; Amendments and Waivers; Severability.

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     (a)  Entire Agreement.  This Agreement and the exhibits hereto contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of Parent and Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

     (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

     15.  Governing Law and Interpretation.

     This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Washington without giving effect to laws and principles relating to conflicts of law.

     16.  Dispute Resolution.

     If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement, including, without limitation, the withholding of approval by any party under this Agreement, within 20 days, such disagreement or dispute shall be resolved by a recognized law firm or accounting firm expert in tax matters in the relevant jurisdiction or that is mutually acceptable to the parties hereto (a "Referee"). A Referee so chosen shall resolve any such disagreement pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. Except as otherwise provided herein, the costs of any Referee shall be apportioned between Parent and Subsidiary as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the result of the dispute.

     17.  Counterparts.

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     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     18.    Assignments; Third Party Beneficiaries.

     Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

     19.  Further Assurances.

     Parent and Subsidiary shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

     20.  Authorization, etc.

     Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                    Novo Nordisk of North America, Inc

                    By: /s/ Mads Ovlisen
                       --------------------------
                    Name: Mads Ovlisen
                    Title: President and Chief Executive Officer

                    ZymoGenetics, Inc.

                    By: /s/ Bruce L.A. Carter
                       --------------------------
                    Name: Bruce L.A. Carter
                         ------------------------
                    Title: C.E.O.
                          -----------------------

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